Registration No. 333-35460 424 (b)(2)

Pricing Supplement No:328 Cusip:14912LS36

Dated: June 28, 2001

Caterpillar Financial Services Corporation

Medium-Term Notes, Series F

(Fixed Rate)

With Maturities of 9 Months or More from Date of Issue

Interest payable each April 1 and October 1 and at Maturity

Principal Amount: Interest Rate: Proceed Amount:

$20,000,000 5.95% $19,940,000

Original Issue Date: Commission Fee: Maturity Date:

07/03/2001 $60,000 12/01/2005

Dealer:

Merrill Lynch

Specified Currency: Option to Elect Payment Authorized Denominations

x U.S. dollars in U.S. dollars (only applicable if

_ Other:___________ (only applicable if Specified Currency is

Specified Currency is other than U.S.

other than U.S. dollars): N/A

N/A

The Note is a: Exchange Rate Agent X Global Note (if other than First

Certificated Note Trust New York): N/A (only applicable if

Specified Currency

is other than U.S. dollars)

Original Issue Total Amount of OID: N/A Terms of Amortizing Discount Note: Notes: N/A

Yes x No Issue Price (expressed

as a percentage of

aggregate principal

amount): 100%

Redemption Date(s) (including Redemption Price(s): N/A any applicable regular or special record dates): N/A

Repayment Date(s) (including Repayment Price(s): N/A any applicable regular or special record dates):

N/A

Interest Rate Reset Option: _ Yes X No

Optional Reset Dates (only applicable if option to reset interest rate): N/A

Basis for Interest Rate Reset (only applicable if option to reset interest rate): N/A

Stated Maturity Extension Option: _ Yes x No

Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity): N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity): N/A

Historical Exchange Rate (only applicable if Specified Currency other than U.S. dollars): N/A

The interest rates on the Notes may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any Note offered prior to the effective date of the change. Prior to the date of this Pricing Supplement, $2,930.95 mm principal amount of the Notes had been sold at interest rates then in effect. Additionally, the total principal amount of the Notes offered by Caterpillar Financial Services Corporation pursuant to its Prospectus Supplement dated June 1, 2000 and Prospectus dated May 11, 2000 has been reduced from $4,000.0 mm to $3,253.814 mm. $746.186 mm principal amount of debt securities registered pursuant to Registration Statement No. 333-35460 were offered by Caterpillar Financial Services Corporation pursuant to its Prospectus Supplement and related Prospectus each dated September 8, 2000 and its Prospectus Supplement dated May 8, 2001 and related Prospectus dated May 11, 2000.

_________________________________

Pricing Supplement to Prospectus Supplement dated June 1, 2000 and Prospectus dated May 11, 2000